Exhibit 99.1

            ACCESS WORLDWIDE REPORTS FIRST QUARTER FINANCIAL RESULTS

    BOCA RATON, Fla., May 22 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services company, today reported financial results for the three months ended March 31, 2006.

    Our revenues decreased $0.4 million, or 3.8%, to $10.0 million for the three months ended March 31, 2006, compared to $10.4 million for the three months ended March 31, 2005. Revenues for the Pharmaceutical Segment decreased $1.9 million, or 27.9%, to $4.9 million for the three months ended March 31, 2006, compared to $6.8 million for the three months ended March 31, 2005. The decrease was primarily attributed to a reduction of revenue of $1.1 million in our medical education business. This reduction was caused primarily by a decrease in work being performed for three significant customers at our medical education division, which accounted for a loss in revenue of approximately $978,000 when compared quarter over quarter. The further reduction was caused by a decrease in revenue of $0.8 million in our pharmaceutical communication business, which was primarily the result of a change in programs for two significant customers. One of these customers replaced an inbound program, which was in place in the first quarter of 2005 and ended in August of 2005, with another similar program that has not had as successful an enrollment as the program that it replaced, thus causing a decrease in revenue. The other customer has two large programs, which previously had teleservice representatives dedicated to their programs only, but now utilize our shared pool of representatives that serve more than one client at a time. This change was requested by the customer due to budget cut-backs and has decreased the amount per billable hour that we charge the customer for these programs. Revenues for the Business Segment, which includes our multilingual communications business, increased $1.5 million, or 41.7%, to $5.1 million for the three months ended March 31, 2006, compared to $3.6 million for the three months ended March 31, 2005. The increase in revenues was primarily attributed to the revenue generated in our Philippines communication center of $0.8 million that had not yet begun operations as of the first quarter of 2005. Additionally, we experienced a 20% increase in revenues domestically due to the acquisition of a significant new customer and from increased programs with two existing customers.

    We reported a net loss and basic and diluted loss per share of $1.2 million and $0.07, respectively, for the quarter ended March 31, 2006, compared to $0.6 million and $0.05, respectively, for the first quarter of 2005. The decline, although offset by the increased profit in our Business Services Segment, was the result of the decrease in revenues from our Pharmaceutical Services Segment along with the increase in interest expense on our borrowings. Total weighted average common shares outstanding for the quarters ended March 31, 2006 and March 31, 2005 were 16,889,039 and 11,177,052, respectively.

    Founded in 1983, Access Worldwide provides a variety of sales, marketing and medical education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the established mainstream and growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has about 800 employees in offices throughout the United States and Asia. More information is available at http://www.accessww.com.

    This press release contains forward-looking statements including statements regarding financial results. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from continuing operations; our ability to continue to comply with the financial covenants contained under our debt agreement; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate at capacity our new communication center in Manila, Philippines; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients and prospects that are able to be served; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and the ability to recruit additional personnel; and the volatility of our stock price. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

                              - Tables Follow -

                      Access Worldwide Communications, Inc.
                      Condensed Consolidated Balance Sheets

                                                   March 31,      December 31,
                                                     2006             2005
                                                 -------------    -------------
ASSETS                                            (Unaudited)
   Current Assets
      Cash and cash equivalents                  $     831,394    $   1,755,926
      Restricted cash                                1,522,000          314,000
      Accounts receivable, net                       7,933,607        7,297,583
      Unbilled receivables                             163,623          228,083
      Other assets, net                              1,026,672          785,257

         Total current assets                       11,477,296       10,380,849

   Property and equipment, net                       4,784,437        5,025,158
   Restricted cash                                     466,000          466,000
   Other assets, net                                   303,284          390,822

         Total assets                            $  17,031,017    $  16,262,829

LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK AND COMMON
 STOCKHOLDERS' DEFICIT

   Current Liabilities
      Current portion of indebtedness            $   5,388,865    $   4,876,381
      Current portion of indebtedness
       - related parties                               352,334          352,334
      Accounts payable                               2,042,763        1,878,856
      Accrued expense                                1,677,423        2,204,267
      Grants payable                                    50,000           80,000
      Accrued salaries, wages and
       related benefits                              1,150,342          736,797
      Customer deposits                              1,172,703        1,084,378
      Convertible notes, net                         1,871,836        1,768,584
      Deferred Revenues                              1,050,619        1,435,619
      Accrued interest and other
       related party expenses                           56,714           59,512

         Total current liabilities                  14,813,599       14,476,728

   Long-term portion of indebtedness                   578,706          669,441
   Other long-term liabilities                         780,817          796,418
   Convertible notes, net                            2,963,477        1,380,564
   Mandatorily redeemable preferred
    stock, $0.01 par value:
    1,000,000 shares authorized,
    40,000 shares issued and
    outstanding                                      4,000,000        4,000,000

         Total liabilities                          23,136,599       21,323,151

   Commitments and contingencies

   Common stockholders' deficit
      Common stock, $0.01 par value:
       voting 40,000,000 shares
       authorized;
         17,183,039 and 16,616,219
         shares issued and
         outstanding, respectively                     171,830          166,162
      Additional paid-in capital                    70,496,565       70,389,446
      Accumulated deficit                          (76,773,977)     (75,602,730)
      Deferred compensation                                  -          (13,200)

         Total common stockholders'
          deficit                                   (6,105,582)      (5,060,322)

      Total liabilities, mandatorily
       redeemable preferred stock
       and common stockholders'
       deficit                                   $  17,031,017    $  16,262,829

                      Access Worldwide Communications, Inc.
                 Condensed Consolidated Statements of Operations

                                                           Unaudited
                                                  For the Three Months Ending
                                                           March 31,
                                                 ------------------------------
                                                     2006             2005
                                                 -------------    -------------
Revenues                                         $   9,989,395    $  10,350,794
Cost of revenues                                     5,769,699        5,509,473

Gross profit                                         4,219,696        4,841,321

Selling, general & administrative
 expenses                                            4,923,284        5,022,344

Loss from operations                                  (703,588)        (181,023)

Interest expense, net                                 (467,659)        (388,858)

Net loss                                         $  (1,171,247)   $    (569,881)

Basic and diluted loss per share of
 common stock                                    $       (0.07)   $       (0.05)

Weighted average common shares
  outstanding                                       16,889,039       11,177,052

SOURCE  Access Worldwide Communications, Inc.
    -0-                             05/22/2006
    /CONTACT: Mark Wright, Investor Relations, +1-571-438-6140, mwright@accessww.com, or Richard Lyew, EVP & Chief Financial Officer, +1-571-438-6140, rlyew@accessww.com, both of Access Worldwide Communications, Inc./
    /Web site:  http://www.accessww.com /
    (AWWC)